Exhibit 99.1

BRT REALTY TRUST
REPORTS FOURTH QUARTER AND
FULL YEAR 2013 RESULTS

GREAT NECK, New York – December 12, 2013 – BRT REALTY TRUST (NYSE:BRT) today announced its results of operations for the quarter and fiscal year ended September 30, 2013.

Jeffrey A. Gould, President and Chief Executive Officer of BRT commented that: “During 2013, BRT expanded its multi-family property acquisition activities.  We invested $40.6 million in joint ventures that acquired nine multi-family properties with an aggregate of 2,334 units.  The Trust continued these activities in the first fiscal quarter of 2014 and through December 12, 2013, invested an additional $24.8 million to acquire six additional multi-family properties (including one property acquired without a joint venture partner) with an aggregate of 1,834 units.  As a result of our multi-family property acquisition activity, we own 20 multi-family properties located in seven states with an aggregate of 5,620 units.  We estimate that in fiscal 2014, the rental revenue from these 20 multi-family properties will be approximately $53 million.”

Mr. Gould also noted: “During 2013, the Newark Joint Venture constructed two buildings at its Teachers Village development, which buildings are currently 78% occupied, and commenced construction on three additional buildings which are expected to be completed in 2014.”

Results for the Three Months Ended September 30, 2013:

Total revenues for the three months ended September 30, 2013 increased 72.4% to $12.4 million from $7.2 million for the three months ended September 30, 2012.  Total revenues increased due to additional rental revenue from multi-family properties acquired in 2013.

Total expenses for the current three months increased 97.3% to $14.4 million from $7.3 million for the three months ended September 30, 2012.  Total expenses increased primarily due to increases in operating expenses, interest expense and depreciation and amortization relating to the multi-family properties acquired.

Net income attributable to common shareholders for the fourth quarter of 2013 increased to $4.8 million or $.34 per share from net income attributable to common shareholders of $1.7 million or $.12 per share in the fourth quarter of 2012.  Contributing to the increase was a $5.5 million gain from the sale of substantially all of the Trust’s interest in an entity which owns a leasehold interest in a midtown Manhattan property.

Funds from Operations (“FFO”) was $1.4 million in the fourth quarter of 2013 compared to $2.3 million in the fourth quarter of 2012.  FFO per diluted share was $0.10 in the fourth quarter of 2013 compared to $0.17 in the same period in 2012.  The 2012 period includes a distribution from a joint venture of $864,000 in excess of its basis, as a result of the refinancing of a mortgage, which was recorded as income.  There was no corresponding distribution in the current period.  A description and reconciliation of non-GAAP financial measures to GAAP financial measures is presented later in this release.

Results for the Year Ended September 30, 2013:

Total revenues rose 118% to $42.8 million from $19.6 million in 2012.  The increase was due to the revenues generated by the multi-family properties acquired in 2012 and 2013.

Total expenses increased 104% to $47.7 million from $23.4 million in 2012, primarily due to increases in operating expenses, interest expense and depreciation and amortization related to the multi-family properties acquired.

Net income attributable to common shareholders increased to $5 million or $0.35 per diluted share from net income attributable to common shareholders of $4.4 million or $0.32 per diluted share in fiscal 2012.  Favorably impacting net income in 2013 is the $5.5 million gain from the Trust’s sale of substantially all of its interest in an entity which owns a leasehold interest in a midtown Manhattan property.  Net income in 2012 was favorably impacted by a $3.2 million gain on the sale of a loan.

FFO was $5.9 million in 2013 compared to $6.0 million in 2012.  FFO per diluted share was $.42 in 2013 and 2012.  FFO for 2012 includes the $3.2 million gain, or $.23 per diluted share, on the sale of a loan and the $864,000 distribution from a joint venture in excess of its basis.  A description and reconciliation of non-GAAP financial measures to GAAP financial measures is presented later in this release.

Balance Sheet:

At September 30, 2013, the Trust had $60.3 million of cash and cash equivalents, total assets of $549.5 million, total debt of $350.6 million and total equity of $138.8 million.  Total debt includes $231.5 million related to the Trust’s multi-family properties and $79.9 million related to the Newark Joint Venture.  Though the Trust only owns 50.1% of the Newark Joint Venture, as a result of GAAP consolidation requirements, the Trust’s consolidated balance sheet includes all of the assets and liabilities of the Newark Joint Venture.

At November 29, 2013, after giving effect to, among other things, investments of approximately $24.8 million in six multi-family properties acquired through November 29, 2013, the Trust had approximately $31 million of cash and cash equivalents.

Non-GAAP Financial Measures:

In view of the equity investments that BRT made in joint ventures which have acquired multi-family properties, BRT is disclosing FFO because it believes that FFO is a widely recognized and appropriate measure of the performance of an equity REIT.  BRT believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of equity REITs, many of which present FFO when reporting their results. FFO is intended to exclude historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.  Though BRT is not solely an equity REIT, it is presenting FFO because a significant portion of its revenues and expenses in fiscal 2013 were derived from its ownership of multi-family properties.

BRT has determined FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is defined by NAREIT as net income (or loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe the Trust’s future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof.  Forward looking statements, including statements with respect to BRT’s loan origination activities, the development activities being undertaken by the Newark Joint Venture, and multi-family residential property acquisition and ownership activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.  Investors are cautioned not to place undue reliance on forward looking statements.  Information regarding certain important facts that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in BRT’s Annual Report on Form 10-K for the year ended September 30, 2013 and in particular “Item 1A. Risk Factors” included therein.

Additional Information About BRT Realty Trust:

BRT is a real estate investment trust that owns and operates multi-family properties, originates and holds senior mortgage loans secured by commercial and multi-family properties and owns, operates and develops other real estate assets. For additional financial and descriptive information on BRT, its operations and its portfolio, please refer to its website at: www.BRTRealty.com.  Interested parties are encouraged to review the Form 10-K to be filed with the Securities and Exchange Commission for the year ended September 30, 2013 for further details.  The Form 10-K can also be linked through the “Investor Relations” section of BRT’s website.

BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

Contact: David Kalish – (516) 466-3100

BRT REALTY TRUST AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended		Twelve months ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues:
Rental and other revenue from real estate properties	$9,836	$4,220	$30,592	$8,675
Interest and fees on real estate loans	2,180	2,514	9,946	9,530
Recovery of previously provided allowance	44	137	1,066	156
Other income	322	312	1,213	1,218
Total revenues	12,382	7,183	42,817	19,579

Expenses:
Interest expense	3,753	1,971	12,487	4,729
Advisors fee, related party	488	327	1,802	1,104
Property acquisition costs	661	143	2,466	2,407
General and administrative expenses	1,921	1,747	7,448	7,161
Operating expenses relating to real estate properties	5,251	2,564	16,409	6,042
Depreciation and amortization	2,357	563	7,094	2,004
Total expenses	14,431	7,315	47,706	23,447

Total revenues less total expenses	(2,049)	(132)	(4,889)	(3,868)

Equity in earnings (loss) of unconsolidated ventures	15	924	198	829
Gain on sale of available-for-sale securities	48	185	530	605
Gain on sale of loan	-	-	-	3,192
Gain on sale of partnership interest	5,481	-	5,481	-
Income from continuing operations	3,495	977	1,320	758

Discontinued operations:
Gain on sale of real estate assets	260	-	769	792
Discontinued operations	260	-	769	792

Net income	3,755	977	2,089	1,550

Plus: net loss attributable to non-controlling interests	1,031	749	2,924	2,880

Net income attributable to common shareholders	$4,786	$1,726	$5,013	$4,430

Basic and diltued per share amounts attributable to common shareholders:

Income from continuing operations	$0.32	$0.12	$0.30	$0.26
Discontinued operations	0.02	-	0.05	0.06
Basic and diluted income per share	$0.34	$0.12	$0.35	$0.32

Amounts attributable to BRT Realty Trust:
Income from continuing operations	$4,526	$1,726	$4,244	$3,638
Discontinued operations	260	-	769	792
Net income	$4,786	$1,726	$5,013	$4,430

Weighted average number of common shares outstanding:
Basic and diluted	14,162,887	14,055,654	14,137,091	14,035,972

Note 1:
Funds from operations is summarized in the following table:
Net income attributable to common shareholders	$4,786	$1,726	$5,013	$4,430
Add: depreciation of properties	2,353	561	7,076	1,990
Add: our share of depreciation in unconsolidated joint ventures	5	33	34	270
Add: amortization of capitalized leasing expenses	25	11	64	59
Deduct: net gain on sales of real estate	(5,741)	0	(6,250)	(792)
Funds from operations	$1,428	$2,331	$5,937	$5,957

Note 2:
Funds from operations per share is summarized in the following table:
Net income attributable to common shareholders	$0.35	$0.13	$0.36	$0.32
Add: depreciation of properties	0.17	0.04	0.50	0.14
Add: our share of depreciation in unconsolidated joint ventures	-	-	-	0.02
Add: amortization of capitalized leasing expenses	-	-	-	-
Deduct: net gain on sales of real estate	(0.41)	-	(0.44)	(0.06)
Funds from operations per common share basic and diluted	$0.11	$0.17	$0.42	$0.42